Exhibit 10.6

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) by and between Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “REIT”), Bluerock Residential Holdings, L.P., a Delaware limited partnership, the operating partnership subsidiary of the REIT (the “Operating Partnership”), and the Operating Partnership’s subsidiary, Bluerock REIT Operator, LLC, a Delaware limited liability company (“REIT Operator” and, together with the REIT and the Operating Partnership, the “Company”), and Konig & Associates, LLC, a New Jersey limited liability company (“Service Provider”) is dated as of the Effective Date.

WHEREAS, REIT Operator desires to engage Service Provider and Service Provider desires to be engaged by REIT Operator to provide legal services for the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Term of Relationship.

(a)           Subject to the terms and conditions of this Agreement, REIT Operator hereby engages Service Provider, and Service Provider hereby accepts the service relationship with REIT Operator, in the positions and with the duties and responsibilities as set forth in Section 2 hereof for the Term (as defined below). The REIT and the Operating Partnership agree to be jointly and severally liable for all obligations of the REIT Operator under this Agreement, including payment obligations.

(b)           The term of the relationship under this Agreement will commence on the date of the Closing (as defined in that certain Contribution and Sale Agreement between the REIT, the Operating Partnership, BRG Manager, LLC and the other parties thereto, dated as of August 3, 2017) (the “Effective Date”) and continue for an initial term through December 31, 2020 (the “Initial Term”), unless the Agreement is terminated sooner in accordance with Section 5 below. Commencing on the last day of the Initial Term and on each subsequent anniversary of such date, the term of this Agreement shall automatically be extended for successive one-year periods (each such extension, a “Renewal Term”); provided, however, that either the Company or Service Provider may elect not to extend the Term by giving written notice to the other party at least sixty (60) days prior to any such anniversary date (a “Non-Renewal”). The period commencing on the Effective Date and ending at the end of the Initial Term or any Renewal Term (or earlier termination of Service Provider’s service relationship hereunder) shall hereinafter be referred to as the “Term.” If the Closing (as defined in that certain Contribution and Sale Agreement between the REIT, the Operating Partnership, BRG Manager, LLC and the other parties thereto, dated as of August 3, 2017) does not occur, this Agreement will automatically terminate and be of no force or effect.

2.           Position; Duties and Responsibilities.

(a)           During the Term, Service Provider will be engaged as a Service Provider by the REIT Operator and will cause Michael Konig (the “Executive”) to serve as Chief Legal Officer and Secretary of the REIT, reporting directly to the Chief Executive Officer, and Executive’s title will be Chief Legal Officer of the REIT. In this capacity, Service Provider and Executive shall have the duties, authorities and responsibilities as are required by Executive’s position commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to Executive as the Chief Executive Officer or the Board of Directors shall designate from time to time that are not inconsistent with such position and that are consistent with the bylaws of the REIT, the limited partnership agreement of the Operating Partnership, and the operating agreement of REIT Operator, each as may be amended from time to time, including, but not limited to, managing the affairs of the Company.

(b)           During the Term, Service Provider will cause Executive to, without additional compensation, also serve as an officer of, and/or perform such executive and legal services for, or on behalf of, such subsidiaries of the Company as the Chief Executive Officer may, from time to time, request.

(c)           During the Term, Service Provider will cause the Executive to serve the Company faithfully, diligently, and to the best of his ability and will devote substantially all of his business time and attention to the performance of his duties hereunder, and shall have no other employment (unless approved by the Chief Executive Officer); provided, that, nothing contained herein shall prohibit Executive from (i) participating in trade associations or industry organizations in furtherance of the Company’s interests, (ii) engaging in charitable, civic, educational or political activities, (iii) engaging in passive personal investment activities for himself and his family, (iv) devoting time as he determines in good faith to be necessary or appropriate to fulfill his duties to Bluerock Real Estate, LLC and its affiliates (“Bluerock”), or (v) accepting directorships or similar positions (together, the “Personal Activities”), in each case so long as the Personal Activities do not unreasonably interfere, individually or in the aggregate, with the performance of Service Provider’s duties to the Company under this Agreement or the restrictive covenants set forth in Section 10 of this Agreement.

(d)           During the Term, Service Provider shall cause Executive to perform the services required by this Agreement at the Company’s principal offices located in New York, New York (the “Principal Location”), except for travel to other locations as may be necessary to fulfill Service Provider’s duties and responsibilities hereunder.

(e)           During the Term, Service Provider will be an independent contractor and neither it nor Executive shall be an agent or employee of the Company; however, Executive personally joins this Agreement to acknowledge and agree that (i) the services provided by Service Provider hereunder will be personally overseen by Executive and (ii) Executive will be personally bound by the obligations set forth in Sections 8, 9, 10, 11 and 18 of this Agreement.

3.           Compensation and Benefits.

(a)           Base Payment. During the Term, Service Provider will be entitled to receive an annualized base payment (the “Base Payment”) of not less than $300,000. The Base Payment shall be paid equal installations no less often than semi-monthly.

(b)           Incentive Compensation. In addition to the Base Payment, Service Provider shall be entitled to participate in any short-term and long-term incentive programs (including without limitation equity compensation plans) established by the Company, including for its senior level executives. However, during the Term, and subject to subsection (e) below, such arrangements will include:

(1)         Annual Performance Bonus. In each calendar year of the Term, Service Provider shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) payable in cash, pursuant to the performance criteria and targets established and administered by the Board (or a committee of directors to whom such responsibility has been delegated by the Board), with a target Annual Bonus of at least 100% of the Base Payment. The Annual Bonus payable to Service Provider each year shall be determined and payable as soon as practicable after year-end for such year (but no later than March 15th). The Service Provider’s cash bonus for the stub period of 2017 will be determined in the reasonable business judgment of the Board or another committee of directors to whom such responsibility has been delegated by the Board. To be entitled to receive any Annual Bonus, except as otherwise provided in Sections 5(c) and 5(d), Service Provider must remain a service provider through the last day of the calendar year to which the Annual Bonus relates.

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(2)   Long-Term Equity Incentives. In connection with the Company’s long term incentive plan as established by the Board (or a committee of directors to whom such responsibility has been delegated by the Board) on a rolling three year basis:

a.            Time-Vested Performance Equity Award. At the beginning of each year of the Term beginning with the year ending December 31, 2018, Service Provider shall be granted an annual award of time-vested equity in the form of long term incentive plan units of the Operating Partnership (“LTIPs”) (the “Annual LTIP Award”). The number of LTIPs to be issued pursuant to the Annual LTIP Award shall be determined by dividing an amount no less than $200,000 by the volume weighted average price of a share of the REIT’s Class A Common Stock, as reported on the NYSE MKT (or then-applicable Exchange), for the twenty (20) trading days immediately preceding the date of grant of such LTIP award. In addition, as of the Effective Date, Service Provider shall be granted a pro-rated Annual LTIP Award for the 2017 stub period, with the number of LTIPs granted to be determined based on the pro-rated dollar amount of the Annual LTIP Award, divided by the volume weighted average price of a share of the REIT’s Class A Common Stock, as reported on the NYSE MKT (or then-applicable Exchange), for the twenty (20) trading days immediately preceding the Effective Date. Each Annual LTIP Award (including the prorated award to be granted in 2017) will vest and become nonforfeitable in three equal installments on the effective date of each anniversary of grant, subject to provisions set forth in Sections 3(f) and 5 of this Agreement.

b.            Long Term Equity Performance Award. At the beginning of each year of the Term beginning with the year ending December 31, 2018, Service Provider shall be granted an annual performance award of equity in the form of LTIPs for a three-year performance period, which award shall be subject to performance criteria and targets established and administered by the Board (or the compensation committee of the Board (the “Compensation Committee”) or another committee of directors to whom such responsibility has been delegated by the Board) (the “Long Term Performance Award”). The number of LTIPs to be issued pursuant to the Long Term Performance Award shall be no fewer than 150% of the Annual LTIP Award. Satisfaction of the performance criteria and targets established and administered by the Board (or the Compensation Committee or another committee of directors to whom such responsibility has been delegated by the Board) with respect to each Long Term Performance Award will be determined by the Board (or the Compensation Committee or such other committee to whom such responsibility has been delegated) and, to the extent earned, will thereupon vest and become nonforfeitable effective as of the last day of the performance period, subject to provisions set forth in Sections 3(f) and 5 of this Agreement.

(c)           Employee Benefit Programs and Fringe Benefits. During the Term, Service Provider will be eligible to participate in all executive incentive programs of the Company made available to the Company’s senior level executives generally, as such programs may be in effect from time to time; provided that nothing herein shall prevent the Company from amending or terminating any such programs pursuant to the terms thereof (except to the extent the amendment or termination would prevent the Company from satisfying its obligations under Sections 3(a), 3(b) and 4). Except as provided above regarding executive incentive arrangements, as an independent contractor, Service Provider will not be entitled to participate in the employee benefit programs sponsored by the Company for the benefit of its employees including any tax qualified retirement plan, cafeteria plan, group medical plan or insured welfare benefit arrangements. The REIT Operator will reimburse Service Provider for any and all necessary, customary and usual business expenses incurred and paid by Service Provider in connection with its services hereunder upon presentation to the Company of reasonable substantiation and documentation, and in accordance with, and subject to the terms and conditions of, applicable Company policies. During the Term, Service Provider shall be entitled to paid vacation and, if applicable paid time off, per year of the Term (as pro-rated for any stub period) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time, but in no event shall Service Provider accrue less than four (4) weeks of vacation per calendar year (pro-rated for any stub period).

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(d)           Insurance; Indemnification. Each of Service Provider and Executive shall be covered by such comprehensive directors’ and officers’ liability insurance and errors and omissions liability insurance as the Company or the REIT shall have established and maintained in respect of its directors and officers generally and at its expense, and the Company or the REIT shall cause such insurance policies to be maintained in a manner reasonably acceptable to Service Provider both during and, in accordance with Section 5(i) below, after Service Provider’s service period with the Company. Each of Service Provider and Executive shall also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Company or the REIT and to the maximum extent permitted under applicable law pursuant to an indemnification agreement, including “tail” coverage following termination of service (the “Indemnification Agreement”); provided, however, that such indemnification to Service Provider and Executive shall not be duplicative.

(e)           Annual Review. Beginning in 2018, the Compensation Committee of the Board of Directors (the “Compensation Committee”) will undertake a formal review of the amounts payable and potentially payable to Service Provider pursuant to this Section 3 (the “Compensation and Benefits”) no less frequently than annually. The Compensation Committee shall be entitled to make all determinations relating to this Section 3(e) in its sole discretion; provided, however, that neither the Compensation Committee nor the Company shall be entitled to decrease Service Provider’s Base Payment or the annual or long-term target incentive opportunities (as referenced in Section 3(b)).

(f)           Clawback/Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, any compensation provided to, or gain realized by, Service Provider or Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to repayment and/or forfeiture by Service Provider and Executive to the Company if and to the extent any such compensation or gain (i) is or becomes subject to the “clawback” policy adopted by the REIT and in effect as of the date hereof that is applicable to Service Provider and other similarly situated executives, or (ii) is, or in the future, becomes subject to, any law, rule, requirement or regulation which imposes mandatory recoupment or forfeiture, under circumstances set forth in such law, rule, requirement or regulation; provided, however that such clawback from Service Provider and Executive shall not be duplicative.

4.           Initial Commitment Award. As of the Effective Date, Service Provider shall be granted an award of LTIPs (the “Initial Commitment Award”). The number of LTIPs to be issued pursuant to this Section 4 shall be determined by dividing $1,250,000 by the volume weighted average price of a share of the REIT’s Class A Common Stock, as reported on the NYSE MKT (or then-applicable Exchange), for the twenty (20) trading days immediately preceding the date of grant. The Initial Commitment Award will vest and become nonforfeitable in five equal annual installments on each anniversary of the Effective Date, subject to provisions set forth in Sections 3(f) and 5 of this Agreement.

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5.           Termination of Service Relationship.

(a)           Termination Due to Disability. The Company may cause the REIT Operator to terminate Service Provider’s service relationship, to the extent permitted by applicable law, if Service Provider or Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, actually receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company (“Disability”). If Service Provider’s service relationship is terminated under this Section 5(a) for Disability, (A) the Company shall pay to Service Provider the Accrued Benefits pursuant to Section 5(i) below, and (B) the outstanding equity awards (x) that are subject solely to time-based vesting conditions (including, but not limited to, each Annual LTIP Award and the Initial Commitment Award), shall become fully vested as of Service Provider’s date of termination for Disability and (y) that are subject to performance-based vesting conditions (including each Long Term Performance Award), will vest if and to the extent the applicable performance-based vesting conditions are satisfied as of the date of termination (without regard to the original length of the performance period); provided, however, that any performance-based award that vests pursuant to clause (y) will be pro-rated for the actual number of days in the applicable vesting period preceding the date of termination of Service Provider’s service relationship.

(b)           Termination Due to Death. Service Provider’s service relationship shall terminate automatically upon Executive’s death during the Term. If Service Provider’s service relationship is terminated because of Executive’s death, (i) the Company shall pay to Service Provider the Accrued Benefits pursuant to Section 5(i) below, and (ii) Service Provider shall be entitled to all of the outstanding equity awards (x) that are subject solely to time-based vesting conditions (including, but not limited to, each Annual LTIP Award and the Initial Commitment Award), which shall become fully vested as of Service Provider’s date of termination and (y) that are subject to performance-based vesting conditions (including each Long Term Performance Award), will vest if and to the extent the applicable performance-based vesting conditions are satisfied as of the date of termination (without regard to the original length of the performance period); provided, however, that any performance-based award that vests and becomes payable pursuant to clause (y) will be pro-rated for the actual number of days in the applicable performance period preceding Executive’s death. Otherwise, the Company shall have no further liability or obligation under this Agreement to Service Provider or Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Service Provider or Executive.

(c)           Company Non-Renewal. In the event that Service Provider’s service relationship is terminated by reason of a Non-Renewal by the Company and Service Provider is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions set forth herein for the Renewal Term that would have occurred but for the Non-Renewal, then Service Provider shall be entitled to the payments and benefits provided in Section 5(d) below, subject to the terms and conditions of Section 5(d) including the Release Requirement.

(d)           Termination by the Company Without Cause or by Service Provider for Good Reason. The Company may cause the REIT Operator to terminate Service Provider’s service relationship at any time without Cause (as provided in Section 7) upon not less than sixty (60) days’ prior written notice to Service Provider, and Service Provider may terminate Service Provider’s service relationship by resigning for Good Reason (as provided in Section 7) upon not less than sixty (60) days’ prior written notice of such resignation to the Company. Upon any such termination of Service Provider’s service relationship without Cause or for Good Reason, Service Provider shall be entitled to receive the following:

(i)           The Accrued Benefits, pursuant to Section 5(i) below; and

(ii)         if Service Provider and Executive sign a general release of claims in favor of the Company in substantially the same form as attached hereto as Exhibit A, and subject to the expiration of any applicable or legally required revocation period, all within sixty (60) days after the effective date of termination (the “Release Requirement”):

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(1)         the Company shall pay Service Provider a cash amount (the “Severance Amount”) equal to two times (the “Severance Multiple”) the sum of (A) the then-current Base Payment and (B) the average of the Annual Bonuses paid to Service Provider in accordance with Section 3(b) hereof for the two years preceding the termination; provided, however, if Service Provider’s termination pursuant to this Section 5(d) occurs (I) during the year ending December 31, 2017, Service Provider’s Target Bonus (as per the incentive plan established for Service Provider) (“Target Bonus”) will be used in lieu of the average described in Section 5(d)(ii)(1)(B), or (II) during the year ending December 31, 2018, the Annual Bonus paid or payable to Service Provider for the year ending December 31, 2017 will be used in lieu of the average described in Section 5(d)(ii)(1)(B); provided, further, that if the termination occurs during the years ending December 31, 2018 or 2019, the 2017 Annual Bonus shall be annualized for purposes of calculating the average described in Section 5(d)(ii)(1)(B). Subject to Section 30, the Severance Amount will be paid in equal monthly installments over the twelve-month period beginning within sixty (60) days following the effective date of Service Provider’s termination (with the first payment to include any installment payments that would have been made during such sixty (60) day period if payments had commenced on the effective date of Service Provider’s termination);

(2)         within sixty (60) days following the effective date of termination, the Company shall pay Service Provider an amount equal to Service Provider’s Target Bonus for the then-current calendar year of Service Provider’s service (annualized, to the extent the 2017 Target Bonus is used), pro-rated for the number of days in such calendar year ending on the effective date of Service Provider’s termination of service; and

(3)         the outstanding equity awards (x) that are subject solely to time-based vesting conditions (including, but not limited to each Annual LTIP Award and the Initial Commitment Award), will become fully vested as of the effective date of termination and (y) that are subject to performance-based vesting conditions (including that each Long Term Performance Award), will vest if and to the extent the applicable performance-based vesting conditions are satisfied as of the date of termination (without regard to the original length of the performance period); provided, however, that any performance-based award that vests pursuant to clause (y) will be pro-rated for the actual number of days in the applicable vesting period preceding the effective date of Service Provider’s termination of service.

(e)           Termination by the Company for Cause. The Company may cause the REIT Operator to terminate Service Provider’s service relationship at any time for Cause pursuant to the provisions of Section 7(a) below, in which event as of the effective date of such termination all payments and benefits under this Agreement shall cease and all then unvested awards or benefits shall be forfeited, except for the continuing obligation to pay Service Provider its Accrued Benefits.

(f)           Voluntary Termination by Service Provider without Good Reason. Service Provider may voluntarily terminate this service relationship without Good Reason upon sixty (60) days’ prior written notice. In any such event, after the effective date of such termination, no further payments or benefits shall be due under this Agreement and all then unvested awards or benefits shall be forfeited, except for the obligation to pay Service Provider after the effective date of such termination its Accrued Benefits. For the avoidance of doubt, Non-Renewal by Service Provider shall constitute a termination under this Section 5(f).

(g)           Notice of Termination. Any termination of Service Provider’s service relationship shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 20 and shall specify the termination date in accordance with the requirements of this Agreement.

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(h)           Resignation of All Other Positions. Upon termination of Service Provider’s service for any reason, Service Provider and Executive shall be deemed to have resigned from all positions that Service Provider or Executive holds as an officer of the Company or any affiliate of the Company, and from all positions that either holds as a member of the Board of Directors (or a committee thereof) or the board of directors (or a committee thereof) of any subsidiary or affiliate of the REIT, unless otherwise mutually agreed with the Board of Directors, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

(i)           General Provisions. (1) Upon any termination of Service Provider’s service relationship, Service Provider shall be entitled to receive the following: (A) any unpaid Base Payment and accrued but unused vacation and/or paid time off (determined in accordance with Company policy) through the date of termination (paid in cash within 30 days, or such shorter period required by applicable law, following the effective date of termination), (B) reimbursement for all necessary, customary and usual business expenses and fees incurred and paid by Service Provider prior to the effective date of termination, in accordance with Section 3(c) above (payable in accordance with the Company’s expense reimbursement policy), and (C) vested benefits, if any, to which Service Provider or Executive may be entitled under the Company’s employee benefit plans, including those as provided in Section 3(c) above (payable in accordance with the applicable employee benefit plan), and directors and officers liability coverage pursuant to Section 3(d) for actions and inactions occurring during the Term, and continued coverage for any actions or inactions by Service Provider or Executive while providing cooperation under this Agreement (collectively, “Accrued Benefits”).

(2) During any notice period required under Section 5 or Section 7, as applicable, (A) Service Provider shall remain a service provider to the Company and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (B) the Company may direct Service Provider not to report to work, and (C) Service Provider shall only undertake such actions on behalf of the Company, consistent with his position, as expressly directed by the Chief Executive Officer.

The parties agree that a termination of Service Provider’s service relationship pursuant to this Section 5 will not be a breach of this Agreement and does not relieve either party of its other obligations hereunder.

6.           Change in Control.

(a)           Termination Without Cause or Resignation for Good Reason Upon or After a Change in Control. If, upon or within eighteen (18) months after a Change in Control (as defined below), Service Provider’s service relationship is terminated pursuant to Section 5(c) or 5(d), the provisions of Sections 5(d)(i) and (ii) shall then apply except that the Severance Multiple set forth in Section 5(d)(ii)(1) shall be three.

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(b)           Code Section 280G.

(i)           Treatment of Payments. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that an independent, nationally recognized, accounting firm which shall be designated by the Company with Service Provider’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or benefit received or to be received by Service Provider or Executive from the Company or any of its affiliates or from any person who effectuates a change in control or effective control of the Company or any of such person’s affiliates (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then the payments or benefits to be received by Service Provider or Executive that are subject to Section 280G or 4999 of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall occur if and only to the extent that the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes, and employment, Social Security and Medicare taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment, Social Security and Medicare taxes on such Total Payments and the amount of Excise Tax (or any other excise tax) to which Service Provider would be subject in respect of such unreduced Total Payments). For purposes of this Section 6(b)(i), the above tax amounts shall be determined by the Accounting Firm, applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G or 4999 of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Service Provider in the relevant tax year(s) in which any of the Total Payments is expected to be made. If the Accounting Firm determines that Service Provider and Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then Service Provider and Executive shall retain all of the Total Payments.

(ii)         Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 6(b)(i), the Total Payments will be reduced in the following order: (A) payments that are payable in cash (and that are not deferred compensation within the meaning of Section 409A of the Code) that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) (and that are not deferred compensation within the meaning of Section 409A of the Code), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (C) payments that are payable in cash (and that are not deferred compensation within the meaning of Section 409A of the Code) that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (D) payments and benefits (that are not deferred compensation within the meaning of Section 409A of the Code) due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (E) all other cash or non-cash benefits not otherwise described in above will be next reduced pro-rata with any payments or benefits that are deferred compensation within the meaning of Section 409A of the Code being reduced last.

(iii)        Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which Service Provider shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (B) no portion of the Total Payments will be taken into account which, in the opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Service Provider and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite calculations and analysis under this Section 6(b) (and shall cooperate to the extent necessary for any of the determinations in this Section 6(b)(iii) to be made), and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify Service Provider and the Company to that effect. In the absence of manifest error, all determinations by the Accounting Firm under this Section 6(b) shall be binding on Service Provider and the Company and shall be made as soon as reasonably practicable following the later of Service Provider’s date of termination of service or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm and any legal counsel retained by the Accounting Firm.

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(iv)        Additional Payments. If Service Provider and Executive receive reduced payments and benefits by reason of this Section 6(b) and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that Service Provider and Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay Service Provider or its designee the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable following such determination.

7.           Definitions.

(a)           “Cause” shall mean any of the following grounds for termination of Service Provider’s service relationship:

(i)           Executive’s conviction of, or plea of guilty or nolo contendere to, a felony (excluding traffic-related felonies), or any financial crime involving the Company (including, but not limited to, fraud, embezzlement or misappropriation of Company assets) which termination shall become effective immediately as of the date the Board of Directors determines to terminate this Agreement, which action must be taken on or after the date of such conviction or plea or within sixty (60) days thereafter;

(ii)         Service Provider’s or Executive’s willful and gross misconduct in the performance of its or his duties (other than by reason of incapacity or disability) it being expressly understood that the Company’s dissatisfaction with Service Provider’s or Executive’s performance shall not constitute Cause;

(iii)        Service Provider’s or Executive’s continuous, willful and material breach of this Agreement after written notice of such breach has been given by the Board in its reasonable discretion exercised in good faith; provided that, in no event shall any action or omission in subsection (ii) or (iii) constitute “Cause” unless (1) the Company gives notice to Service Provider or, if applicable, Executive stating that Service Provider or Executive, as applicable, will be terminated for Cause, specifying the particulars thereof in reasonable detail and the effective date of termination (which shall be no less than ten (10) business days following the date on which such written notice is received by Service Provider) (the “Cause Termination Notice”), (2) the Company provides Service Provider or Executive, as applicable, and its or his counsel with an opportunity to appear before the Board to rebut or dispute the alleged reason for termination on a specified date that is at least three (3) business days following the date on which the Cause Termination Notice is given, but prior to the stated termination date described in clause (1), and (3) a majority of the Board (calculated without regard to Service Provider or Executive, if applicable) determines that Service Provider or Executive, as applicable, has failed to materially cure or cease such misconduct or breach within ten (10) business days after the Cause Termination Notice is given to him. For purposes of the foregoing sentence, no act, or failure to act, on Service Provider’s or Executive’s part shall be considered willful unless done or omitted to be done, by it or him not in good faith and without reasonable belief that its or his action or omission was in the best interest of the Company, and any act or omission by Service Provider or Executive pursuant to the authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel to the Company will be deemed made in good faith and in the best interest of the Company.

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(b)           “Good Reason” shall mean, without Service Provider’s or Executive’s consent:

(i)           the assignment to Service Provider or Executive of duties or responsibilities substantially inconsistent with Service Provider’s or Executive’s title at the Company or a material diminution in Service Provider’s or Executive’s title, authority or responsibilities; provided, that, a change in title or modification of authority or responsibilities in connection with hiring new or elevating other executives as reasonably required or commensurate with the growth of the Company shall not constitute Good Reason;

(ii)         A material reduction in Service Provider’s Base Payment or the annual or long-term target incentive opportunities (as referenced in Section 3(b)) during the Term;

(iii)        A continuous, willful and material breach by the Company of this Agreement; or

(iv)        the relocation (without the written consent of Service Provider) of Service Provider’s principal place of service by more than thirty-five (35) miles from the Principal Location.

Notwithstanding the foregoing, (1) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date of at least sixty (60) days but no more than ninety (90) days from the date of such notice) is given no later than ninety (90) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (2) if there exists an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such termination is received to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; provided, however, that the Company’s right to cure such event or condition shall not apply if there have been repeated breaches by the Company.

(c)           “Change in Control” shall have the same meaning as the term “Change of Control” set forth in the Bluerock Residential Growth REIT, Inc. Second Amended and Restated 2014 Equity Incentive Plan for Entities Effective on the date of the Closing (as defined in that certain Contribution and Sale Agreement between the REIT, the Operating Partnership, BRG Manager, LLC and the other parties thereto, dated as of August 3, 2017).

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8.           Confidentiality/Non-Disclosure. Service Provider and Executive each acknowledge that, in the course of the service relationship with the Company, it and he have become and/or will become acquainted and trusted with (a) certain confidential information and trade secrets, which confidential information includes, but is not limited to, proprietary software, customer lists and information, information concerning the Company’s finances, business practices, long-term and strategic plans and similar matters, information concerning the Company’s formulas, designs, methods of business, trade secrets, technology, business operations, business records and files, and any other information that is not generally known to the public or within the industry or trade in which the Company competes and was not known to Service Provider or Executive prior to its or his service relationship with the Company, and (b) information of third parties that the Company is under a duty to maintain as confidential (collectively, “Confidential Information”). Except in furtherance of its duties hereunder, Service Provider and Executive each agree that it and he will not cause any Confidential Information to be disclosed to third parties without the prior written consent of the Company and that it and he will not, without the prior written consent of the Company, divulge or make any use of such Confidential Information, except as may be required by law and/or to fulfill his obligations hereunder. Upon the termination of Service Provider’s service relationship for whatever reason, or at any time the Company may request, Service Provider and Executive shall immediately deliver to the Company all of the Company’s property in Service Provider’s or Executive’s possession or under Service Provider’s or Executive’s control, including but not limited to all originals and copies of memoranda, notes, plans, records, reports, computer files, disks and tapes, thumb drives, printouts, worksheets, source code, software, programming work, and all documents, forms, records or other information, in whatever form it may exist, regarding the Company’s business, clients, products or services. Confidential Information does not include information that: (i) becomes generally known to the public subsequent to disclosure to Service Provider or Executive through no wrongful act of Service Provider or Executive or any representative of Service Provider or Executive; (ii) was known to the public prior to its disclosure to Service Provider or Executive; or (iii) Service Provider or Executive is required to disclose by applicable law, regulation or legal process. Additionally, the Parties acknowledge and agree that the obligations of this Section 8 shall be in addition to and shall not diminish any obligations that Service Provider or Executive may have to Company or any customer of Company under any separate Non-Disclosure and Confidentiality Agreement that Service Provider or Executive may execute during the service relationship with the Company.

9.           Intellectual Property, Inventions and Patents. Service Provider and Executive acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which were or are conceived, developed, contributed to or made or reduced to practice by Service Provider or Executive (whether alone or jointly with others) while providing services to the Company, whether before or after the date of this Agreement (“Work Product”), belong to the Company. Service Provider and Executive shall promptly disclose such Work Product to the Chief Executive Officer and, at the Company’s expense, perform all actions reasonably requested by the Chief Executive Officer (whether during or after the Term) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Service Provider and Executive each acknowledge that all copyrightable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Service Provider and Executive each hereby assign and agree to assign to the Company all right, title and interest, including a copyright, in and to such copyrightable work. The foregoing provisions of this Section 9 shall not apply to any invention that Service Provider or Executive developed entirely on Service Provider’s or Executive’s, as applicable, own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Service Provider or Executive for the Company.

10.         Restrictive Covenants.

(a)           Notification of New Employer. During Service Provider’s period of service and for a period of twelve (12) months immediately following the termination of the service relationship with the Company, each of Service Provider and Executive will advise the Company of any new employer of its or his, or any other person or entity for whom it or he may perform services, within three (3) days after commencing to work for such employer or other person or entity. Each of Service Provider and Executive hereby agree to notify, and grant consent to notification by the Company to, any new employer, or other person or entity for whom it or he may perform services, of it or his obligations under this Agreement.

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(b)           Solicitation of Employees. Service Provider and Executive each agree that during the period of service and for a period of twelve (12) months immediately following the termination of the service relationship with the Company for any reason, whether with or without cause, it and he will not directly or indirectly, for itself or himself or any other person or entity:

(i)           solicit, induce, recruit or encourage any of the Company’s employees, exclusive consultants or exclusive independent contractors or any person who provides services to the Company to terminate or reduce their employment or other relationship with the Company;

(ii)         hire any individual who is (or was, within the six (6) month period immediately preceding such hiring) an employee, exclusive consultant, or exclusive independent contractor of the Company; or

(iii)        attempt to do any of the foregoing.

(c)           Solicitation of Customers. Each of Service Provider and Executive agree that during the period of service and for a period of eighteen (18) months immediately following the termination of service with the Company for any reason, whether with or without cause, it and he will not directly or indirectly, (i) solicit, entice, or induce any Customer for the purpose of providing, or provide, products or services that are competitive with the products or services provided by the Company, or (ii) solicit, entice, or induce any Customer to terminate or reduce its business with (or refrain from increasing its business with) the Company.

As used in this Section 10(c), “Customer” means any person or entity to which the Company provided products or services (or was invested in products offered by the Company), and with which Service Provider or Executive had contact on behalf of the Company, within the last twelve (12) months of its or his service relationship with the Company.

(d)           Noncompetition. Each of Service Provider and Executive agree that during the service period and for a period of eighteen (18) months immediately following the termination of the service relationship with the Company for any reason, whether with or without cause, it and he will not directly or indirectly:

(i)           have any ownership interest in a Competitor other than (1) Bluerock or (2) passive investment of no more than 5% of the outstanding equity or debt securities of a Competitor; or

(ii)         engage in or perform services other than Personal Activities (whether as an employee, consultant, proprietor, partner, director or otherwise) for any Competitor, if such services either (1) are the same as or similar to (individually or in the aggregate) the services Service Provider performed for the Company during its service relationship with the Company, or (2) are performed with respect to products or services of the Competitor that are competitive with the products or services provided by the Company with which Service Provider was involved during the service relationship with the Company or about which it received Confidential Information during its service relationship with the Company.

As used in this section, “Competitor” means: (i) any private or publicly traded real estate investment trust, fund or other investment vehicle or program whose principal place of business is in the United States and whose business strategy is based on investing in, acquiring or developing multifamily real estate, whether directly or indirectly through joint ventures, or (ii) any entity whose principal place of business is in the United States and that advises (including any external advisor) such investment vehicles or programs.

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The scope of the covenant set forth in Section 10(d) will be within or with respect to the United States. Service Provider acknowledges that the Company’s technology and products have nationwide application, including without limitation over the Internet and that such geographic scope is therefore reasonable.

(e)           Non-Disparagement. The Company and Service Provider and Executive each acknowledge that any disparaging comments by any party against another party are likely to substantially depreciate the business reputation of the other party. The Company and Service Provider and Executive further agree that no party will directly or indirectly defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of another party, including but not limited to, the Company or its owners, officers, directors, or employees in any forum or through any medium of communication. Nothing in this Agreement will preclude Service Provider or Executive or the Company from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

(f)           Service Provider acknowledges and agrees that during its period of services with Company it will owe the Company duties of good faith, loyalty and non-disclosure and such statutory duties that are applicable to an officer of the Company under the laws of the State of New York.

11.         Remedies. Service Provider and Executive each acknowledge and agree that the restrictions set forth in this Agreement are critical and necessary to protect the Company’s legitimate business interests; are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Service Provider and Executive each agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the restrictions set forth herein. Accordingly, Service Provider and Executive each agrees that if it or he breaches or threatens to breach any of such restrictions, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Each of Service Provider and Executive further agree that no bond or other security will be required in obtaining such equitable relief and each hereby consents to the issuance of such injunction and to the ordering of specific performance. Service Provider and Executive each further acknowledge and agree that (a) any claim it or he may have against the Company, whether under this Agreement or otherwise, will not be a defense to enforcement of the restrictions set forth in this Agreement, (b) the circumstances of his termination of the service relationship with the Company will have no impact on his obligations under this Agreement, and (c) this Agreement is enforceable by the Company and its respective subsidiaries, affiliates, successors and permitted assigns.

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12.         LTIP General Provisions. Distributions on LTIPs will be paid from the date of grant; provided that, only for the Long Term Performance Awards, distributions until the last day of the three year performance period (or the date of forfeiture if earlier), shall be paid at the rate of ten percent (10%) of the distributions otherwise payable with respect to LTIPs granted under such Long Term Performance Awards; provided further, with respect to each LTIP granted for Long Term Performance Awards and that vests in accordance with this Agreement, Service Provider shall be entitled to receive, as of the date of such vesting, a single cash payment equal to the distributions payable with respect thereto back to the date of grant, minus the distributions already paid in accordance with the preceding clause. The REIT will use its best efforts to ensure that there are sufficient shares of Common Stock and/or LTIPs available under a shareholder approved equity plan of the REIT to provide for the equity grants described in Sections 3(b) and 4 of this Agreement; however, in the event there are insufficient shares of Common Stock and/or LTIPs available under a shareholder approved equity plan of the REIT to support any such grant of any LTIPs, on the vesting date of any LTIP grant contemplated pursuant to Section 3(b) or 4, as applicable, had such LTIPs been granted as provided therein, the Company shall make a cash payment to Service Provider equal to the number of LTIPs that would have vested on such date multiplied by (a) to the extent the Economic Capital Account Balance of the LTIPs has not achieved capital account equivalence with a Common Unit held by the General Partner as of such date (assuming, for purposes of this clause (a) that the LTIPs had been granted and treated as outstanding under and received allocations and/or adjustments pursuant to the Second Amended and Restated Agreement of Limited Partnership of Bluerock Residential Holdings, L.P., as amended (the “LP Agreement”)), an amount equal to such deemed Economic Capital Account Balance of the LTIPs, and (b) to the extent the Economic Capital Account Balance of the LTIPs has achieved capital account equivalence with a Common Unit held by the General Partner as of such date (assuming, for purposes of this clause (b) that the LTIPs had been granted and treated as outstanding under and received allocations and/or adjustments pursuant to the LP Agreement), an amount equal to the average of the closing sales price of the Common Stock for the 10 trading dates preceding the vesting date. The capitalized terms used in this section, if not otherwise defined in this Agreement, will have the meanings set forth in the LP Agreement.

13.         Additional Acknowledgments.

(a)           Service Provider, Executive and the Company each agree and intend that Service Provider’s and Executive’s obligations under this Agreement (to the extent not perpetual) be tolled during any period that Service Provider is in breach of any of the obligations under this Agreement, so that the Company is provided with the full benefit of the restrictive periods set forth herein.

(b)           Each of Service Provider and Executive also agree that, in addition to any other remedies available to the Company and notwithstanding any provision of this Agreement to the contrary, in the event Service Provider or Executive breaches in any material respect any of its or his obligations under Sections 8, 9 or 10, the Company shall immediately cease all payments and benefits (including vesting of equity-based awards) under Section 5 and will have no further obligations thereunder.

(c)           Service Provider, Executive and the Company further agree that, in the event that any provision of Section 10 is determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic scope or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Each of Service Provider, Executive and the Company acknowledges and agrees that the Company will suffer irreparable harm from a breach by Service Provider or Executive of any of the covenants or agreements contained in Sections 8, 9, or 10. Service Provider and Executive each further acknowledge that the restrictive covenants set forth in those Sections are of a special, unique, and extraordinary character, the loss of which cannot be adequately compensated by monetary damages. Each of Service Provider and Executive agrees that the terms and provisions of Sections 8, 9, or 10 are fair and reasonable and are reasonably required for the protection of the Company in whose favor such restrictions operate. Each of Service Provider and Executive acknowledge that, but for Service Provider’s and Executive’s agreements to be bound by the restrictive covenants set forth in Sections 8, 9, or 10, the Company would not have entered into this Agreement. In the event of an alleged or threatened breach by Service Provider or Executive of any of the provisions of Sections 8, 9, or 10, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the noncompetition period or nonsolicitation period, as applicable, by a period equal to the duration of the violation).

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14.         Service Provider’s Cooperation. During the Term and, to the extent that the Company pays Service Provider’s and Executive’s actual, reasonable and documented legal fees for legal counsel, also for a reasonable period thereafter, Service Provider and Executive shall reasonably cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company to the extent that such investigation, proceeding or dispute may relate to matters in which Service Provider has knowledge as a result of Service Provider’s service with the Company or Service Provider’s serving as an officer or director of the Company (including Service Provider being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request, after reasonable notice, to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Service Provider’s or Executive’s possession, all at times and on schedules that are reasonably consistent with Service Provider’s and Executive’s other permitted activities and commitments). Without limiting the generality of the foregoing, to the extent that the Company seeks such assistance, the Company shall use reasonable business efforts, whenever possible, to provide Service Provider with reasonable advance notice of its need for Service Provider’s or Executive’s assistance and will attempt to coordinate with Service Provider the time and place at which Service Provider’s or Executive’s assistance will be provided with the goal of minimizing the impact of such assistance on any other material pre-scheduled business commitment that Service Provider and Executive may have. In the event the Company requires Service Provider’s or Executive’s reasonable assistance or cooperation in accordance with this Section 14, the Company shall reimburse Service Provider and Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts and, for cooperation following the Term, Service Provider’s and Executive’s actual, reasonable and documented legal fees.

15.         Service Provider’s and Executive’s Representations. Each of Service Provider and Executive hereby represent and warrant to the Company that (a) the execution, delivery and performance of this Agreement by Service Provider or Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Service Provider or Executive is a party or by which Service Provider or Executive are bound, (b) neither Service Provider nor Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Service Provider and, to the extent applicable, Executive, enforceable in accordance with its terms. Service Provider hereby acknowledges and represents that Service Provider has consulted with independent legal counsel regarding Service Provider’s rights and obligations under this Agreement and that Service Provider fully understands the terms and conditions contained herein.

16.         Corporate Opportunity. Service Provider and Executive each agree that during the Term and for a period of twenty-four (24) months immediately following the termination of the service relationship with the Company for any reason, whether with or without Cause, neither Service Provider nor Executive will use opportunities discovered in the course of the service relationship hereunder for its or his own personal gain or benefit. For example, if in in any capacity described in Section 2 of this Agreement, Service Provider or Executive is approached about or otherwise becomes aware of a potential investment or other business transaction that may be appropriate for the Company, neither Service Provider nor Executive will take that opportunity for itself or himself, or share or disclose it to any third party, but rather Service Provider will bring it to the attention of the Chief Executive Officer or the Board of Directors.

17.         Insurance for Company’s Own Behalf. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

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18.         Taxes and Withholding. Service Provider and Executive each acknowledge and agree that Service Provider will be solely responsible for the payment of taxes associated with amounts payable to Service Provider under this Agreement and that the Company will not withhold on such amounts. Executive agrees to provide quarterly reports to the Company evidencing the payment of estimated taxes by Executive within 30 days following the payment of such taxes. Executive will indemnify and hold Company harmless for any taxes or penalties assessed against Company as a result of Company’s failure to withhold on payments made to Service Provider.

19.         Survival. The rights and obligations of the parties under this Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of Service Provider’s service relationship with the Company, regardless of the manner of or reasons for such termination.

20.         Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to (a) Service Provider at the address on file with the Company, and (b) Company at the following address:

Notices to the Company:

Bluerock REIT Operator, LLC

c/o Bluerock Residential Growth REIT, Inc.

712 Fifth Avenue, 9th Floor

New York, NY 10019

Attention: Chief Executive Officer

Notices to Service Provider:

Konig & Associates, LLC

c/o Bluerock Residential Growth REIT, Inc.

712 Fifth Avenue, 9th Floor

New York, NY 10019

Attention: Michael Konig

AND

Michael L. Konig

375 East Main Street

Manasquan, NJ 08736

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 20, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time or on a day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close (a “Business Day”), then on the next proceeding Business Day, (ii) if delivered by certified mail in the manner described above to the address as provided in this Section 20, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (iii) if delivered by overnight courier to the address as provided for in this Section 20, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 20. Any party hereto from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

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21.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

22.         Entire Agreement. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. For the avoidance of doubt, Service Provider shall not be eligible to participate in any severance plan or program during the Term to the extent such participation would result in a duplication of benefits. This Agreement will control the vesting and payment of any short term or long term incentive compensation (including equity compensation whether settleable in cash or Common Stock) to the extent this Agreement provides for more favorable vesting regardless of whether such awards are granted after the Effective Date.

23.         No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

24.         Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

25.         Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Service Provider, the Company and their respective heirs, successors and assigns, except that Service Provider may not assign Service Provider’s rights or delegate Service Provider’s duties or obligations hereunder (other than any assignment or delegation to Executive) without the prior written consent of the Company. The Company may only assign this Agreement to a successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

26.         Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

27.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Chief Executive Officer) and Service Provider, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s right to terminate the Term for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

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28.         Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 27. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

29.         Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

30.         Section 409A.

(a)           Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code and regulations thereunder (“Section 409A”) or any exemption thereunder, to the extent applicable, and this Agreement shall be interpreted accordingly. If necessary, any provisions of this Agreement that would otherwise violate Section 409A shall be deemed amended to comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Service Provider, directly or indirectly, designate the calendar year of any payment that constitutes deferred compensation for purposes of Section 409A. To the extent any payment or benefit provided under Sections 5 or 6 is contingent upon Service Provider’s execution of the general release of claims described in Section 5(d)(ii), if such payment or benefit constitutes deferred compensation for purposes of Section 409A and the 60-day period described in Section 5(d)(ii) spans calendar years, such payment and/or benefit shall be paid or commence, as applicable, in the latter calendar year. Service Provider will be deemed to have a separation from service for purposes of determining the timing of any payments or benefits hereunder that constitute deferred compensation for purposes of Section 409A only upon a “separation from service” within the meaning of Section 409A.

(b)           Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of Service Provider’s termination of service, either Service Provider or Executive is a “specified employee” (as such term is used in Section 409A), then any amounts payable to Service Provider that constitute deferred compensation for purposes of Section 409A that are payable due to Service Provider’s termination of services shall be postponed and paid (without interest) to Service Provider in a lump sum on the date that is six (6) months and one (1) day following Service Provider’s “separation from service” with the Company (or any successor thereto); provided, however, that if Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A shall be paid to the personal representative of Executive’s estate on the sixtieth (60th) day after Executive’s death.

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(c)           Reimbursements. All reimbursements provided under this Agreement that constitute deferred compensation under Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

* * * * *

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Bluerock Residential Growth REIT, Inc.

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Authorized Signatory

Bluerock Residential Holdings, L.P.

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Authorized Signatory

BLUEROCK REIT OPERATOR, LLC

By:	/s/ R. Ramin Kamfar
Name:	R. Ramin Kamfar
Title:	Authorized Signatory

Konig & Associates, LLC, a New Jersey limited
liability company

/s/ Michael L. Konig
Michael L. Konig, Managing Member

/s/ Michael Konig
Michael Konig

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